FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES RECORD
THIRD QUARTER RESULTS AND RAISES 2005 GUIDANCE
CONTRACT BACKLOG REACHES $288 MILLION
Houston, TX — November 7, 2005. Sterling Construction Company, Inc. (AMEX:STV) (“Sterling” or the “Company”) today announced record results of operations for its third quarter ended September 30, 2005, driven by the excellent performance of its heavy civil construction business that specializes in the building, reconstruction and repair of transportation and water infrastructure projects in large and growing markets in Texas.
Continuing Operations — Third Quarter 2005 Compared to Third Quarter 2004
•	Construction revenues for the quarter rose 52% to $61.2 million, from $40.2 million;

•	EBITDA for the quarter rose 123% to $5.8 million, compared to EBITDA, after minority interest, of $2.6 million for the same period last year;

•	Pre-tax income for the quarter increased 310% to $4.1 million, from $1.0 million (after minority interest) for the same period last year;

•	Net income from continuing operations for the quarter rose 320% to $2.7 million from $0.6 million;

•	Diluted earnings per share for the quarter rose 211% to $0.28, from $0.09, despite the 36% increase in the weighted average number of diluted shares outstanding that resulted from the purchase of the minority interest, paid in part using shares of the Company’s common stock, and the exercise of options and warrants.
Continuing Operations — First Nine Months of 2005 Compared to First Nine Months of 2004
•	Construction revenues for the nine months rose 66% to $157.8 million, from $95.2 million;

•	EBITDA for the nine months rose 67% to $13.3 million, compared to last year’s EBITDA, after minority interest, of $8.0 million;

•	Pre-tax income for the nine months increased 142% to $8.3 million, from $3.4 million (after minority interest) last year;

•	Net income from continuing operations for the nine months rose 142% to $5.5 million, from $2.3 million;

•	Diluted earnings per share for the nine months rose 81% to $0.58 from $0.32, despite the 32% increase in the weighted average number of diluted shares outstanding.
In light of the size and strong performance of the construction business and its growth prospects, Sterling’s Board of Directors has determined that it is in the Company’s best interests for management’s efforts and the Company’s corporate resources to be focused in the construction segment. Maarten Hemsley, Sterling’s Chief Financial Officer, said, “The distribution business, operated by Steel City Products, LLC, has been consistently profitable, and expressions of interest have been received from potential buyers, which we expect will lead to a successful sale of the business. Steel City has been owned by the Company and its predecessors for more than thirty-five years and this decision was not made lightly, but distribution sales now represent only about 10% of consolidated revenues. Accordingly, our Board has authorized management to sell Steel City, and the financial statements have been reclassified for all periods presented to reflect Steel City as discontinued operations.”
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Sterling Construction Company News Release

November 7, 2005
Commenting on the results of continuing operations, Joseph Harper, Sterling’s President, said “Construction revenues reached a new high in the third quarter, exceeding the record level of $57.2 million achieved in the second quarter of this fiscal year, and gross margins improved to 11.3% from 10.5% in the second quarter. A series of contract wins this year exceeding revenues for the nine months enabled us to increase contract backlog to $288 million at September 30, 2005, compared with $232 million at the beginning of the year.”
Mr. Harper also noted, “In response to the favorable bidding climate and increase in our backlog, we have invested in equipment and added work crews, which has enabled us to achieve further increases in our construction capacity.”
Mr. Harper continued, “Although the evacuations due to Hurricane Rita interrupted work on most of our Houston area contracts for several days in September, the hurricane did not cause damage to any of our equipment or job sites.”
Discussing 2005 guidance, Mr. Hemsley said, “With the excellent results for the first nine months, we expect to exceed our previous guidance for revenues and profits for the full year. Although in Texas the fourth quarter is subject to unpredictable weather, which can delay our construction projects, we are confident that consolidated revenues for 2005 will exceed $220 million, which includes approximately $21 million from discontinued operations, compared with our original consolidated revenue guidance of at least $200 million. Full-year consolidated EBITDA is expected to be more than $16 million, which includes about $1 million from discontinued operations, compared with our original guidance for consolidated EBITDA of at least $14 million, and consolidated pre-tax income is expected to be above $10 million, which includes about $1 million from discontinued operations, compared with our original guidance for consolidated pre-tax income of at least $8 million.”
Mr. Hemsley also noted, “While our statement of operations includes a full income tax provision, we have substantial tax loss carryforwards sheltering most pre-tax operating income from federal taxes. On a pre-tax basis, diluted earnings per share from continuing operations were $0.42 for the third quarter compared with $0.14 for the third quarter of last year, and for the first nine months were $0.88 compared with $0.48 for the same period last year. To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, shareholders and prospective shareholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5%, as such an accumulation could, under current tax laws, adversely affect the use of the tax losses.”
With this release, the Company has begun quarterly reporting of its contract backlog. In light of the increasing size of contract wins and the more frequent reporting of backlog levels, management has increased the dollar threshold for reporting individual contract wins to $20 million from $5 million.
Conference Call
Sterling’s management will host a conference call on Monday, November 7, 2005 at 3:00 pm ET/2:00 pm CT to discuss third quarter results. The call will be hosted by Pat Manning, Sterling’s Chairman and CEO, and Maarten Hemsley, the Company’s CFO. Interested parties may participate in the call by dialing 706-679-0858. Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call. To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the website.
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Sterling Construction Company News Release

November 7, 2005
This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company of future financial results or other events is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update its predictions.
(See Accompanying Tables)

Sterling Construction Company News Release

November 7, 2005
STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ thousands, except share and per share data)
Unaudited

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004 (1)	2005	2004 (1)

Revenues	$61,163	$40,221	$157,805	$95,161
Cost of revenues	54,261	36,323	141,541	83,970

Gross profit	6,902	3,898	16,264	11,191
General and administrative expenses, net	2,410	2,239	6,771	5,844
Interest expense, net of interest income	366	425	1,198	1,053

Income from continuing operations before minority interest and income taxes	4,126	1,234	8,295	4,294
Minority interest	—	253	—	862

Income from continuing operations before income taxes	4,126	981	8,295	3,432
Income taxes	1,403	333	2,820	1,167

Net income from continuing operations	2,723	648	5,475	2,265
Income from discontinued operations, net of taxes (1)	57	68	532	342

Net income	$2,780	$716	$6,007	$2,607

Basic net income per share:
Income from continuing operations	$0.35	$0.12	$0.72	$0.43
Income from discontinued operations	$0.01	$0.01	$0.07	$0.06

Net income	$0.36	$0.13	$0.79	$0.49

Weighted average number of shares outstanding used in computing basic per share amounts	7,801,717	5,343,508	7,638,261	5,274,730

Diluted net income per share:
Income from continuing operations	$0.28	$0.09	$0.58	$0.32
Income from discontinued operations	$0.01	$0.01	$0.06	$0.05

Net income	$0.29	$0.10	$0.64	$0.37

Weighted average number of shares outstanding used in computing diluted per share amounts	9,704,822	7,127,758	9,467,306	7,158,697

EBITDA from continuing operations, after minority interest (2)	$5,832	$2,568	$13,319	$7,972
(1) The Board has authorized management to sell Steel City; accordingly, the financial statements have been reclassified for all periods presented to reflect Steel City as discontinued operations.

Sterling Construction Company News Release

November 7, 2005
(2) EBITDA represents earnings before interest expense, income tax expense or benefit, depreciation and amortization. However, EBITDA is not a recognized measurement under generally accepted accounting principles (“GAAP”). Management believes that the presentation of EBITDA is useful to investors because it is a measurement frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes, acquisitions and dispositions, items that may vary for different companies for reasons unrelated to overall operating performance. EBITDA is also used for determining management bonuses and was used for determining the price to acquire the minority interest of the construction segment in 2004. EBITDA has limitations as an analytical tool, and it should not be considered in isolation, or as a substitute for analysis of results as reported under GAAP. Some of these limitations are: EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect interest expense or income, or the cash requirements necessary to service principal payments on our debt; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and our calculation of EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.
The following table reconciles net income from continuing operations to EBITDA from continuing operations (after minority interest) for the periods presented:

	Three months ended		Nine months ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2005	2004	2005	2004

Net income from continuing operations	$2,723	$648	$5,475	$2,265
Add back:
Interest expense, net of interest income	366	425	1,198	1,053
Income taxes	1,403	333	2,820	1,167
Depreciation and amortization	1,340	1,162	3,826	3,487
EBITDA from continuing operations	$5,832	$2,568	$13,319	$7,972